Exhibit 99.1

30775 Bainbridge Road, Suite 280 Solon, OH 44139 U.S.A. Tel: (440) 248-4200 Fax: (440) 249-4240

Press Release	FOR IMMEDIATE RELEASE
BPI Energy Provides Operational Update
Encounters 32 to 42 Feet of Coal at Its Northern Illinois Basin Project
Cleveland, OH—May 18, 2006—BPI Energy (“BPI”) (Amex: BPG), an independent energy company engaged in the exploration, development and commercial sale of coalbed methane (CBM) in the Illinois Basin, today provided an update on its operations for the fiscal 2006 third quarter ending April 30, 2006. The company will issue a financial highlights press release in conjunction with the filing of its Form 10-Q in early June.
Operations
For the three months ended April 30, 2006, gas sales increased 425 percent, to 44,043 Mcf, compared with 8,388 Mcf for the comparable period last year. Average sales prices were $7.33 per Mcf in the current fiscal year’s third quarter, compared with $6.83 in the fiscal 2005 third quarter. For the nine months ended April 30, 2006, gas sales increased nearly tenfold to 101,608 Mcf, versus 9,635 Mcf in the prior year. BPI’s gas sales commenced in January 2005, therefore last year’s nine-month period included gas sales for four months (January to April 2005). Average sales prices for the nine-month periods were $9.63 in the current fiscal year-to-date period, compared with $6.74 last year.
As of April 30, 2006, BPI had drilled 107 wells in the Illinois Basin, consisting of 77 productive wells, 17 shut-in wells and 13 wells that have been drilled but are not in production. This compares with 30 wells drilled and 16 of those in production as of April 30, 2005. The company is currently subject to litigation with respect to the lease agreement covering the 43,000 acres of CBM rights at its Southern Illinois Basin Project, where currently all of its productive wells are located. Due to the litigation, BPI could lose all of its acreage rights and productive wells at its Southern Illinois Basin Project.
Recent Developments
BPI initiated its second development front during the quarter with a series of pilot production wells on its Northern Illinois Basin Project. Two new leases with coal-mining conglomerate IEC, LLC, announced in April extend BPI’s mineral rights portfolio in this project to a total of 351,487 acres, and its total position in the Basin to approximately 530,435 acres (including the 43,000-acre Southern Illinois Basin Project, where the company’s acreage rights are currently subject to litigation). The company currently has less than two percent of its total acreage in production and continues to pursue opportunities to expand its CBM acreage rights in the Basin.
President and Chief Executive Officer James G. Azlein commented: “A key aspect of these new agreements is the 20-year coordinated effort between BPI and IEC to jointly develop CBM-production and coal-mining operations. The advancement of such mutually beneficial relationships is central to our long-term strategy.”
Northern Illinois Basin Project
Data collected from BPI’s four test wells at this project have identified nine potentially productive coal seams. The company intends to initially focus on five seams—Chapel, Danville, Houchin Creek, Assumption, and Willis—with drilling currently underway on the initial 10 wells. These wells are all multi-seam completions and are being spaced at 40 acres in order to expedite the collection of additional data. Upon commencement of drilling, BPI encountered 32 to 42 cumulative feet of coal in multiple seams, with thickness averaging 38 feet. Permeability testing has indicated permeability of the coal averaging from 10 to 20 millidarcies.
Commenting on the activity underway at the site, Azlein said: “We have been very busy with the launch of drilling at the Northern Illinois Basin Project and particularly gratified with the initial results, which reinforce our initial assessment of the relative thickness of coal seams in the Northern Illinois Basin. We will begin installation of the gathering system at the project in the next 30 days. In addition, we intend to have a water disposal well sited in the near future to facilitate the dewatering process once the wells are fractured and completed. Negotiations are also in progress with multiple pipeline operators in the vicinity.”
Senior Vice President of Operations James E. Craddock added: “We are also establishing a new field office that is well-situated geographically to support our drilling operations and house our technical team. BPI’s CBM-related experience is unmatched in the Basin and we plan to further augment the existing team with additional geologist and engineers to optimize our in-house technical capabilities.”
Western Illinois Basin Project
BPI controls an aggregate of 135,948 of CBM rights at this project and expects to begin drilling test wells this summer.
Southern Illinois Basin Project
New drilling has been suspended pending litigation at this site. As announced previously, the acreage rights at this project are currently the subject of litigation. Commenting on the litigation, Azlein added: “We intend to vigorously prosecute the litigation, but will pursue a settlement if it makes sense.”
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About BPI Energy
BPI Energy (BPI) is an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, which covers approximately 60,000 square miles in Illinois, southwestern Indiana and northwestern Kentucky. The company currently controls the dominant CBM acreage position in the Illinois Basin.
Some of the statements contained in this press release may be deemed to be forward-looking in nature, outlining future expectations or anticipated operating results or financial conditions. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results or conditions to differ materially from the information expressed or implied by these forward-looking statements. Some of the factors that could cause actual results or conditions to differ materially from our expectations, include, but are not limited to, (a) our inability to retain our acreage rights at our Delta Project or other projects at the expiration of our lease agreements, due to insufficient CBM production or other reasons, (b) an adverse conclusion to our Delta lease litigation or our inability to settle the litigation on acceptable terms, (c) our inability to generate sufficient income or obtain sufficient financing to fund our operations after July 31, 2006, (d) our failure to accurately forecast CBM production, (e) displacement of our CBM operations by coal mining operations, which have superior rights in most of our acreage, (f) our failure to accurately forecast the number of wells that we can drill, (g) a decline in the prices that we receive for our CBM production, (h) our failure to accurately forecast operating and capital expenditures and capital needs due to rising costs or different drilling or production conditions in the field, (i) our inability to attract or retain qualified personnel with the requisite CBM or other experience, and (j) unexpected economic and market conditions, in the general economy or the market for natural gas. We caution readers not to place undue reliance on these forward-looking statements.
News releases and other information on the company are available on the Internet at:
http://www.bpi-energy.com.
CONTACT:
BPI Investor Relations
Clear Perspective Group, LLC
Matthew J. Dennis, CFA
Sr. Managing Director
(440) 353-0552
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